CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Sun Communities, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sun Communities, Inc. on Forms S-3 (File No. 333-181315, effective May 10, 2012; File No. 333-158623, effective May 14, 2009; File No. 333-156618, effective March 31, 2009 and File No. 333-149016, effective March 10, 2008) and on Form S-8 (File No. 333‑162216, effective September 30, 2009).

/s/ GRANT THORNTON LLP

Southfield, Michigan
February 21, 2013